EXHIBIT 4.1

      CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF STONE
                               ENERGY CORPORATION

     Stone Energy Corporation (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify, in accordance with Section 242 of the Delaware General Corporation Law:

                  FIRST: That the Board of Directors of the Company duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of the Company, which Certificate of Incorporation was filed with the Secretary of State of Delaware on March 15, 1993, as amended by a Certificate of Amendment filed with the Secretary of State of Delaware on June 4, 1993, approving said amendment, declaring it to be advisable and recommending said amendment to the stockholders of the Company for approval thereof. The resolutions setting forth the proposed amendment are as follows:

                  RESOLVED, that this Board of Directors hereby determines that it is desirable and in the best interests of the Company and its stockholders to amend the Company's Certificate of Incorporation, as amended, to increase the number of shares of authorized Common Stock (the "Certificate Amendment");

                  RESOLVED, that, pursuant to Section 242 of the Delaware General Corporation Law (the "DGCL"), and authority granted to and vested in the Board of Directors by the provisions of the Company's Certificate of Incorporation, as amended, the Board of Directors hereby approves the following proposed amendment to the Company's Certificate of Incorporation, as amended, and directs that such amendment be submitted to the stockholders of the Company for approval at the Special Meeting provided for in these resolutions in the form set forth below:

                       "Resolved, that the first sentence of Article FOURTH of the Company's Certificate of Incorporation, as amended, be, and it hereby is, amended to read as follows:

                       FOURTH: The total number of shares of capital stock of the corporation shall be 105,000,000, which shall consist of 5,000,000 shares of Preferred Stock, par value of $.01 per share, and 100,000,000 shares of Common Stock, par value of $.01 per share. "

                  RESOLVED, that, if the stockholders shall have voted for the Certificate Amendment, the Authorized Officers of the Company be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to prepare, execute and file with the Secretary of State of the State of Delaware a certificate of amendment to the Certificate of Incorporation, as amended, in such form with such changes therein as the officers executing the same shall approve, the signature of such officers of the Company thereon to be conclusive evidence of the approval of such changes.

         SECOND: That at a special meeting of stockholders held on February 1, 2001, the foregoing amendment was duly approved by more than a majority of the outstanding shares of Common Stock of the Company entitled to vote thereon, all in accordance with Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the Company has caused this certificate to be signed by D. Peter Canty, its President and Chief Executive Officer, and attested by Andrew L. Gates, III, its Secretary, this 1st day of February, 2001.

ATTEST:                                             STONE ENERGY CORPORATION

/s/ Andrew L. Gates III                                By:  /s/ D. Peter Canty
-------------------------------                              ------------------
    Andrew L. Gates, III                                        D. Peter Canty
    Secretary                                               President and Chief
                                                              Executive Officer





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